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                                                                  Exhibit (j)(3)

[LETTERHEAD OF LAW OFFICES OF DECHERT PRICE & RHOADS]


                                February 26, 2002


ING Investment Funds, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re:  ING Investment Funds, Inc.
     (File Nos. 002-34552 and 811-01939)

Dear Sirs:

         We hereby consent to all references to our firm in Post-Effective Amendment No. 53 to the Registration Statement of ING Investment Funds, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                    Very truly yours,


                                    /s/ Dechert